Exhibit 5.1

Santiago (Chile), [*], 2012

Messrs.

LAN Airlines S.A.

Av. Presidente Riesco 5711, 20th floor

Santiago

Chile

Gentlemen:

We have acted as special Chilean counsel to LAN Airlines S.A., a corporation organized under the laws of the Republic of Chile (the “Company”) and Holdco II S.A., a corporation organized under the laws of the Republic of Chile (“Holdco II”), in connection with the offer to exchange (the “Exchange Offer”) each common share, preferred share and American Depositary Share of TAM S.A., a corporation organized under the laws of the Federative Republic of Brazil for a common share of Holdco II, and the subsequent merger of Holdco II and Sister Holdco S.A., a corporation organized under the laws of the Republic of Chile (“Sister Holdco”), into the Company (the “Mergers”), pursuant to which each common share of Holdco II and Sister Holdco will be exchanged for 0.90 of a common share of the Company, as set forth in the Form F-4, as amended, dated [*], 2012, filed with the Securities and Exchange Commission of the United States of America (the “Form F-4”).

This opinion letter is being delivered to you pursuant to the section captioned “Validity of Securities” of the Form F-4.

Terms between quotation marks used but not defined herein have the meanings ascribed thereto in the Form F-4.

A. Documents Examined.

In arriving at the opinions expressed herein, we have examined originals or copies of the following documents:

(a) the Form F-4

(b) the by-laws of the Company, as amended

(c) the by-laws of Holdco II, as amended; and

(d) such are documents as we have deemed necessary in order to render the opinions expressed below, including the “transaction agreements”.

AV. APOQUINDO 3721, PISO 13 CÓD. POSTAL 755 0177 SANTIAGO – CHILE TEL. (562) 367 3000 FAX. (562) 367 WWW.CLARO.CL

B. Qualifications to Opinion Letter.

The opinions expressed herein are subject to the following qualifications:

First, we are attorneys admitted to practice in the Republic of Chile and we express no opinion as to, and have not made any investigation of, the laws of any jurisdiction other than the laws of the Republic of Chile.

Second, as to questions of fact material to this opinion letter, we have relied upon certificates of the Company or of its respective officers or of public officials, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed.

Third, for purposes of these opinions, we have assumed: (a) the genuineness of all signatures on all documents (other than those of Company on the “transaction agreements”); (b) the authenticity of all documents submitted to us as originals; (c) the conformity to the originals of all documents submitted to us as copies; (d) the correctness and accuracy of all facts set forth in all certificates and reports; and (e) the due authorization, execution and delivery of the “transaction agreements” with regard to such parties other than the Company.

Fourth, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the transaction agreements and as described in the Form F-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party to the transaction agreements), (ii) the statements concerning the transactions contemplated by the transaction agreements and the parties referred to in the transaction agreements and the Form F-4 are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective time of the Mergers and thereafter (where relevant), (iii) any statements made in the transaction agreements or the Form F-4 regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective time of the Mergers and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the transaction agreements have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the transaction agreements.

If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the transaction agreements are consummated in a manner that is different from the manner described in the transaction agreements or the Form F-4, our opinion as expressed below may be adversely affected.

C. Opinions.

Based upon and subject to the foregoing, we are of the opinion that:

1. Each of the Company and Holdco II is duly incorporated, validly existing and in good standing under the laws of Chile and has full power and authority to own its properties and conduct its business in Chile as described in the Form F-4.

2. Holdco II has an authorized capital of 85,557,562 common shares divided as follows: (a) two outstanding common shares; and (b) up to 85,557,560 authorized common shares to be issued immediately before the effective time of the Mergers, of which 62,428,760 of such shares (the “Registered Holdco II Shares”) are being registered pursuant to the Form F-4.

3. The Company has an authorized capital of 488,355,882 common shares divided as follows: (a) [340,977,309]1 outstanding common shares; (b) [4,822,691]2 authorized common shares reserved to employee compensation plans; (c) 65,554,076 authorized common shares to be issued to the shareholders of Sister Holdco at the effective time of the Mergers and settlement of the Exchange Offer (the “Closing”); and (d) up to 77,001,806 authorized common shares to be issued to the shareholders of Holdco II at the Closing, of which 56,185,884 of such shares (the “Registered LAN Shares”) are being registered pursuant to the Form F-4. The shares referred to in letter d. above that are not issued at the Closing will remain authorized and reserved to future employee compensation plans.

4. Upon delivery, immediately before the effective time of the Mergers, the Registered Holdco II Shares will have been duly authorized and validly issued, will be non-assessable and fully paid and not subject to preemptive rights.

5. Upon delivery, at the Closing, the Registered LAN Shares will have been duly authorized and validly issued, will be non-assessable and fully paid and not subject to preemptive rights. There are no restrictions on the subsequent transfer of the Registered LAN Shares (except to the extent described in the Form F-4).

6. Holdco II has good and valid title to the Registered Holdco II Shares free and clear of all security interests, mortgages, pledges, charges, claims,

[1]	As of March 28, 2012. To be updated if already granted stock options vest and are exercised.
[2]	As of March 28, 2012. To be updated if already granted stock options vest and are exercised.

liens, equities or other encumbrances. Upon delivery of the Registered Holdco II Shares, good and valid title to the Registered Holdco II Shares, free and clear of all security interests, mortgages, pledges, charges, claims, liens, equities or other encumbrances will pass to the acquirer, assuming the acquirer has no knowledge of any adverse claim and, only to the extent such an adverse claim exists, such absence of knowledge is not due to the gross negligence of the acquirer.

7. The Company has good and valid title to the Registered LAN Shares free and clear of all security interests, mortgages, pledges, charges, claims, liens, equities or other encumbrances. Upon delivery of the Registered LAN Shares, good and valid title to the Registered LAN Shares, free and clear of all security interests, mortgages, pledges, charges, claims, liens, equities or other encumbrances will pass to the acquirer, assuming the acquirer has no knowledge of any adverse claim and, only to the extent such an adverse claim exists, such absence of knowledge is not due to the gross negligence of the acquirer.

8. No governmental authorizations are required under Chilean law to be obtained by Holdco II or the Company in connection with the consummation by Holdco II and the Company of the transactions contemplated by the Form F-4, except for such governmental authorizations as have been duly obtained or given and are in full force and effect.

D. Additional Qualifications.

The foregoing opinions are subject to the following additional qualifications:

1. This opinion letter is subject to the effect of (a) applicable bankruptcy, liquidation, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

2. This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this opinion letter at any time after the date hereof should seek advise of its counsel as to the proper application of this opinion letter at such time.

E. Consent.

We hereby consent to the filing of this opinion as an exhibit to the Form F-4 and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

José María Eyzaguirre B.

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